STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, being made this 30th day of September, 1996 same by and between DYNAMICWEB ENTERPRISES, INC., a New Jersey corporation whose main address is 1033 Route 46 East, Suite A-102, Clifton, New Jersey 07013 (hereinafter referred to as "DWEB"); and MEGASCORE, INC., a Delaware corporation, whose main address 1033 Route 46 East, Suite A-102, Clifton, New Jersey 07013 (hereinafter referred to as "MEGASCORE"); and the Shareholders of MEGASCORE, INC. as listed on Exhibit "A" attached hereto (hereinafter referred to as "MEGASCORE Shareholders").

     1.   Recitals.

     MEGASCORE Shareholders are the owners of all of the issued and outstanding shares of the capital stock of MEGASCORE ("the MEGASCORE Shares "). DWEB wishes to purchase from MEGASCORE Shareholders, and MEGASCORE Shareholders wish to sell to DWEB, the MEGASCORE Shares upon the terms and conditions hereinafter set forth. Accordingly, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as hereinafter set forth.

     2.   Sale and Purchase of Stock.

     MEGASCORE Shareholders hereby agree to sell, assign, transfer and deliver and do hereby sell, assign, transfer and deliver to DWEB, and DWEB agrees to purchase, acquire and accept from MEGASCORE Shareholders, and does hereby purchase, acquire and accept from MEGASCORE Shareholders, upon the terms and conditions set forth in this Agreement, complete, absolute and unencumbered right, title and interest in and to the MEGASCORE Shares.

     3.   Consideration.

     The entire consideration to be paid to MEGASCORE
Shareholders in exchange for the sale, transfer, assignment and delivery of the MEGASCORE Shares as set forth in Section 2 above is Fifty Thousand (50,000) common shares of the authorized but unissued capital stock of DWEB ("Purchase Price").

     4.    Payment for Shares.

     Simultaneously with the execution and delivery of this Agreement, DWEB shall deliver to MEGASCORE Shareholders, for investment purposes only, in accordance with written instructions from such shareholders, Fifty Thousand (50,000) common shares of the authorized but unissued capital stock of DWEB.

     5.   Representations and Warranties of DWEB.

     DWEB represents and warrants to MEGASCORE as follows:

     5.1 Organization and Qualification. DWEB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power to carry on its business as it is now being conducted.
DWEB is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

     5.2 Capitalization. The authorized capital stock of DWEB consists of 50,000,000 Shares, $.0001 par value per share. As of the execution of this Agreement there will be approximately 6,498,511 Shares validly issued, fully paid and nonassessable. There are no Warrants outstanding. Except for the obligation of DWEB to issue Shares hereunder, there are no other options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating DWEB to issue shares of its capital stock.

     5.3 Authority Relative to this Agreement. DWEB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of DWEB and, no other corporate proceedings on the part of DWEB are necessary to authorize this transaction and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DWEB and, assuming this Agreement constitutes a valid and binding obligation of MEGASCORE Shareholders and MEGASCORE, this Agreement constitutes a valid and binding agreement of DWEB, enforceable against DWEB in accordance with its terms. DWEB is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or any order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its executing and carrying out this Agreement, other than any such breach, violation or right which will not have a material adverse effect on DWEB.

     5.4 Validity of Shares. The issuance and delivery by DWEB of the DWEB Common Stock in connection with this Agreement has been duly and validly authorized by all necessary corporate action on the part of DWEB. The shares of DWEB Common Stock to be issued to MEGASCORE Shareholders will, when issued, be validly issued, fully paid and nonassessable.

     5.5 1934 Act Filings. DWEB at the time of Closing will be current in all of the 1934 Securities Act filings due as of the date of this Agreement, the cost of which has been borne by DWEB, which filings do not contain any material misstatements of fact or omissions to state material facts.

     6. Representations and Warranties of MEGASCORE Shareholders and MEGASCORE.

     MEGASCORE Shareholders and MEGASCORE, jointly and severally, represent and warrant as follows:

     6.1 Organization and Qualification. MEGASCORE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. MEGASCORE is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

     6.2 Capitalization. The authorized capital stock of MEGASCORE consists of 7,500,000 shares of common stock, $.001 par value, of which 2,387,770 shares have been or will be issued and outstanding and or reserved prior to Closing. There are no Options, Warrants or other rights, agreements or commitments (contingent or otherwise) obligating MEGASCORE to issue additional shares of its capital stock.

     6.3 Authority Relative to this Agreement. MEGASCORE has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Agreements contemplated hereby have been duly authorized by the Board of Directors of MEGASCORE and the MEGASCORE Shareholders and, no other corporate proceedings on the part of MEGASCORE are necessary to authorize this Agreement and the Agreements contemplated hereby. This Agreement has been duly and validly executed and delivered by MEGASCORE and, assuming this Agreement constitutes a valid and binding obligation of DWEB, this Agreement constitutes a valid and binding agreement of MEGASCORE and the MEGASCORE Shareholders, enforceable against them, respectively in accordance with its terms. MEGASCORE is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or any order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its executing and carrying out this Agreement, other than any such breach, violation or right which will not have a material adverse effect on MEGASCORE.

     6.4 Acquisition Balance Sheet and Income Statement.
MEGASCORE shall deliver to DWEB an Acquisition Balance Sheet and Income Statement as of the date of Closing to be delivered prior to Closing. These financial statements are warranted to be certified, true and accurate.

     6.5 Lawsuits and Claims. There is no action, at law or in equity, arbitration, proceeding, claim, governmental proceeding or investigation pending or, to the best of MEGASCORE's knowledge after reasonable investigation, threatened against MEGASCORE or against any business or assets of MEGASCORE. MEGASCORE is not in default with respect to any decree, injunction or other order of any court or governmental authority.

     6.6 Taxes. MEGASCORE has filed all United States income tax and information returns and all state and local tax returns (collectively referred to herein as "Tax Returns") which are required to be filed and has paid, or made provision for the payment of, all taxes (including, without limitation, all federal, state or local income, property, sales, use, excise, franchise, employment, withholding or similar taxes and all interest, additions and penalties thereon or with respect thereto ("taxes") which have or may have become due pursuant to said returns, pursuant to any assessment received by MEGASCORE, or otherwise payable pursuant to applicable law.

     6.7 Liabilities. As of Closing, MEGASCORE will have no more than $240,000 in liabilities of any nature, whether accrued, absolute, contingent or otherwise, existing or which may hereafter arise out of any transaction, event or occurrence heretofore entered into or out of any act or failure to act on the part of MEGASCORE or any of its employees.

     6.8 Assets of MEGASCORE. MEGASCORE and the MEGASCORE Shareholders represent and warrant that at the time of Closing MEGASCORE will have full right, title and ownership to the assets set forth on the audited balance sheet and financial statements as of the Closing, all of which assets will remain the property of MEGASCORE at the time of Closing.

     6.10  Investment Representation.    The Shares being
acquired by MEGASCORE Shareholders hereunder are being acquired for investment purposes only and not with a view towards resale or redistribution and that no person or entity has any beneficial interests in such shares except the MEGASCORE Shareholders. The Shares being acquired have not been registered under the Securities Act of 1933 as amended and MEGASCORE Shareholders acknowledge and agree that they may not sell, offer, transfer, hypothecate or convey such shares except pursuant to a registration statement pursuant to the Act or an exemption therefrom. Such shares shall be issued with the following legend and shall be subject to a stock transfer order delivered by the Company to the transfer agent, such legend to be as follows:

     "The certificate and the shares represented hereby have not been registered under the Securities Act of 1933 as amended (the "1933 Act") and may not be sold or transferred except such registration or in reliance upon exemption from registration under the 1933 Act and the rules and regulations promulgated thereunder."

     6.11 Resignations. Simultaneously with the Closing, the officers and directors of MEGASCORE will resign in favor of management of DWEB.

     7.   Deliveries.

     As soon as practical after the execution of the Agreement:

     7.1 DWEB shall deliver and hereby delivers to the MEGASCORE Shareholders certificates representing 50,000 shares of its authorized and unissued common stock registered in accordance with the written instructions from the MEGASCORE Shareholders.

     7.2 The MEGASCORE Shareholders shall deliver to DWEB certificates representing all of the issued and outstanding capital stock of MEGASCORE, with stock powers duly endorsed in blank.

     8.   Miscellaneous.

     8.1 Reciprocal Indemnifications. The parties hereby agree to indemnify each other for any damages sustained by the other party due to any material breach or misrepresentation involved in this Agreement.

     8.2 Assignment. This Agreement may not be assigned by either party without the express written consent of the other party.

     8.3 Governing Law - Jurisdiction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New Jersey.

     8.4 Notice. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if delivered in person or deposited in the United States mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, as follows:

If to DWEB delivered or addressed to:

     Steven Vanechanos, Jr., President
     DynamicWeb Enterprises, Inc.
     1033 Route 46 East, Suite A-102
     Clifton, New Jersey 07013

     and with copies to:

     William N. Levy, Esq.
     Levy & Levy, P.A.
     Plaza 1000, Suite 309
     Voorhees, New Jersey 08043

     If to MEGASCORE or the MEGASCORE Shareholders delivered or addressed to:

     Steven Vanechanos, Jr., President
     c/o DynamicWeb Enterprises, Inc.
     1033 Route 46 East, Suite A-102
     Clifton, New Jersey 07013

or to such other address or addresses as may be specified from time to time by said party by like notice.

     8.4 Section Heading. Section headings as to the contents of particular sections and subsections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections or subsections to which they refer.

     8.5 Entire Agreement. This Agreement and the Exhibits, Schedules and Attachments hereto and other agreements and documents referenced herein constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and cancelled by this Agreement.

     8.6 Waivers - Amendments. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof or may be amended or modified in whole or in part at any time by an agreement in writing, executed in the same manner as this Agreement.

     8.7 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signature to each counterpart or copy whereupon the document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     8.8  Closing.  The Closing shall take place on or about
September 27, 1996 or as soon thereafter as practicable.

     IN WITNESS WHEREOF, this instrument has been executed by the parties hereto as of the day and year first above written.


                         DYNAMICWEB ENTERPRISES, INC.

                         By:  /s/Steven L. Vanechanos
                              ------------------------------
                              Steven L. Vanechanos, President


                         MEGASCORE, INC.

                         By:  /s/Steven L. Vanechanos
                              -------------------------------
                              Steven L. Vanechanos, President



SHAREHOLDERS OF MEGASCORE, INC.


Francis Patrick Ahearn                  Robert Droste

John Del Vecchio                        Jimmy George Motolanez

Nina Duin Pescatore                     Penelope Wilson

Sally Boyd Arnold                       Edward Partenope

Edward Salzano                          Rachel Cuozzo

Joan Viccelli                           James Ahearn

Barbara Ahearn                          Eileen Quinn Ahearn

John David Wernicki                     Michael Duffy

Lester Major                            Tawny Major

Michael Fratto                          Juan Guttierez

Central Conn. Coop.                     Joan Ricigliano

Barbara Ricigliano                      Gustave Dylla

William Cronin                          Anthony Wyss

Edward Zappulla                         Steve Vanechanos, Sr.

Steve Vanechanos, Jr.                   Benjamin Salzano



dynamic\megascore.agr